Exhibit 99.1

Company Contact:
Discovery Partners International
Chief Executive Officer	Chief Financial Officer
Riccardo Pigliucci	Craig Kussman
(858) 228-4113	(858) 228-4113
ir@discoverypartners.com

FOR IMMEDIATE RELEASE

NIH AWARDS DISCOVERY PARTNERS INTERNATIONAL, INC. MAJOR MULTI-YEAR CONTRACT TO BUILD SMALL MOLECULE REPOSITORY OF UP TO 1 MILLION COMPOUNDS AS PART OF NIH ROADMAP INITIATIVE

San Diego, CA - August 23, 2004 – The National Institutes of Health (NIH) has awarded Discovery Partners International, Inc. (NASDAQ:  DPII) a multi-year contract to set up and maintain a Small Molecule Repository to manage and provide up to 1 million chemical compounds to multiple NIH Screening Centers as part of the NIH Roadmap (http://nihroadmap.nih.gov/).

The estimated funding available to DPI under this contract for the Base Period (August 2004 through December 2008) is approximately $24 million, assuming the contract continues for its full term, with options to extend the term subject to the availability of funding.  This contract is funded in its entirety by NIH, Department of Health and Human Services.

The repository will be located at DPI’s Chemistry Division, in San Francisco, California.  Building upon the results of the Human Genome Project, the NIH Roadmap has been established to accelerate medical research progress in the area of drug discovery.  The ultimate goal of the repository is to offer public sector biomedical researchers access to hundreds of thousands of small organic molecules, which can be used as chemical probes to study cellular pathways in greater depth. These compounds are expected to help validate new targets for drug therapy more rapidly, and enable other researchers in the public and private sectors to take these targets and compounds and move them through the drug-development pipeline.

“We are extremely pleased to have been selected to provide such a critical function in the NIH Roadmap,” stated Taylor J. Crouch, President and COO for Discovery Partners.  “The requirements of the Molecular Libraries and Molecular Imaging Initiative are well matched with the capabilities that DPI has developed in its drug discovery products and services business.  Utilizing our extensive experience in laboratory automation and high throughput screening, DPI will create a ‘state of the art’ compound management facility for the NIH, which will be supported by our existing high-speed chemistry synthesis and analytical services. DPI is an established leader in synthesizing, screening, and managing millions of diverse chemical compounds in its drug discovery collaborations with clients around the world, and we are delighted to apply our capabilities to this bold and important initiative established by the NIH.”

The following excerpts from the NIH Statement of Work concerning this project provide further detail:

A large focus of the “New Pathways to Discovery” theme is on a class of organic chemicals, commonly referred to as “small molecules,” that has proven to be extremely important to researchers exploring the functions of the cell at the molecular level.  Such molecules have also been valuable for treating everything from headaches to cancer.  It remains difficult to predict which small molecule compounds will be most effective in a given situation. Researchers can maximize the likelihood of a successful match between a chemical compound and its usefulness as a research tool or its desired therapeutic effect by systematically screening thousands of small molecules.  The initiative called “Molecular Libraries” will offer public sector biomedical researchers access to small organic molecules, which can be used as chemical probes to study cellular pathways in greater depth. It will provide new ways to explore the functions of major components of the cell in health and disease.  The initiative will also accelerate the availability of promising new drugs, especially for rare diseases.

…The “Molecular Libraries” initiative will include a network of publicly accessible NIH screening centers and a small molecule repository that will provide infrastructure and support capabilities for a public collection of chemically diverse small molecules, innovative high-throughput screening (HTS) approaches to identify compounds that are active in target- and phenotype-based assays, and medicinal chemistry to transform hits into useful bioactive probes for application in vitro, and potentially in vivo, studies.

…The Molecular Libraries Small Molecule Repository will handle, store and distribute a chemically diverse small molecule collection of up to 1,000,000 compounds with the goal of progressively populating biologically relevant chemical space.  This collection will be established from commercial compound suppliers and ongoing programs within NIH, and will include FDA-approved drugs, compounds with known actions, a structurally diverse collection of compounds of unknown activities, compounds derived from natural product templates, molecules submitted from the public and private sectors, and new compounds generated by diversity-oriented and target-oriented synthesis.  The collection will be used for screening of known and novel targets at the Molecular Libraries Screening Centers, with distribution of compounds of known action to investigators in academia and industry.

A significant aspect of the Molecular Libraries Roadmap will be the development of a large publicly accessible cheminformatics database, PubChem, which will be developed by the National Center for Biotechnology Information (NCBI), as well as a variety of informatics tools.  It is anticipated that all Molecular Libraries activities, including this Repository contract, will interface with PubChem and with other planned cheminformatics systems.  Also, as part of the contract, DPI will create and maintain a Molecular Libraries Repository website, describing the program.

About the National Institutes of Heath

Begun as a one-room Laboratory of Hygiene in 1887, the National Institutes of Health (NIH) today is one of the world’s foremost medical research centers. An agency of the Department of Health and Human Services, the NIH is the Federal focal point for health research.

NIH is the steward of medical and behavioral research for the Nation. Its mission is science in pursuit of fundamental knowledge about the nature and behavior of living systems and the application of that knowledge to extend healthy life and reduce the burdens of illness and disability. The goals of the agency are as follows: 1) foster fundamental creative discoveries, innovative research strategies, and their applications as a basis to advance significantly the Nation’s capacity to protect and improve health; 2) develop, maintain, and renew scientific human and physical resources that will assure the Nation’s capability to prevent disease; 3) expand the knowledge base in medical and associated sciences in order to enhance the Nation’s economic well-being and ensure a continued high return on the public investment in research; and 4) exemplify and promote the highest level of scientific integrity, public accountability, and social responsibility in the conduct of science.

In realizing these goals, the NIH provides leadership and direction to programs designed to improve the health of the Nation by conducting and supporting research: in the causes, diagnosis, prevention, and cure of human diseases; in the processes of human growth and development; in the biological effects of environmental contaminants; in the understanding of mental, addictive and physical disorders; in directing programs for the collection, dissemination, and exchange of information in medicine and health, including the development and support of medical libraries and the training of medical librarians and other health information specialists.

About Discovery Partners

Discovery Partners International, Inc. offers integrated services, products, and systems that span the drug discovery continuum, including target characterization, targeted and screening-library design and synthesis, high throughput and high content screening, lead generation and optimization, gene expression analysis, and protein crystallization.  DPI has actively contributed to dozens of drug discovery collaborations.  Discovery Partners International is headquartered in San Diego, California and has operations in the United States, Europe and India.

Statements in this press release that are not strictly historical are “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a high degree of risk and uncertainty.  Such statements include statements relating to the potential funding under the contract to DPI, the opportunity to extend the term of the contract and the potential benefits and characteristics of the Small Molecule Repository, and the utility of Discovery Partners’ technologies in performing the contract with the NIH and Discovery Partners’ ability to create a state of the art compound management facility.  Discovery Partners’ actual results may differ materially from those projected in the forward looking statements due to risks and uncertainties that exist in Discovery Partners’ operations, collaborative relationships, development efforts and business environment, including the risk that the contract may not continue for its full term or that the term may not be extended due to unavailability of funding or other reasons and other risks and uncertainties more fully described in Discovery Partners’ annual report on Form 10-K for the year ended December 31, 2003 as filed with the Securities and Exchange Commission and Discovery Partners’ other SEC reports.